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Contact:    D. Ross Davison
            Chief Financial Officer and Treasurer
            (205) 981-2823

         PJ AMERICA REPORTS 2000 SALES RESULTS AND OTHER ANNOUNCEMENTS

Highlights:

 .  Comparable Restaurant Sales Negative 1.1% for Q400
 . 6 Restaurants Opened in Q400, Ending Year with 176 Restaurants . New Chief Operating Officer - Louis M. Romanus
 .  New Board Member Elected - Kim V. Knapp
 .  Q400 Earnings Release Set for February 13, 2001


Birmingham, Alabama, January 16, 2001

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. had several announcements today. Revenues for the fourth quarter of 2000 were $30.1 million, and comparable restaurant sales decreased 1.1%. For the full year 2000, revenues were $111 million and annual comparable restaurant sales were flat. During the fourth quarter, the Company opened 6 restaurants for a total of 24 new units in 2000, and ended the year with 176 Papa John's restaurants in 9 states and Puerto Rico.

     The Company also announced the hiring of Louis M. Romanus as Chief Operating Officer. Mr. Romanus has over 20 years experience in the pizza industry, and most recently served as President and COO for a 150 unit franchisee of an international pizza chain.

     At its recent board meeting, the Company also elected Kim V. Knapp to its Board of Directors. Mr. Knapp is also a franchisee of Papa John's International.

     The Company will be announcing fourth quarter 2000 results after the close of the market on February 13, 2001, and the Company is comfortable with the range of earnings of $.17 to $.22 as previously announced, prior to any special charges.
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     The Company's President and CEO Doug Stephens said, "We are delighted to have Lou Romanus join our team as our new COO. He will bring a vast amount of operational experience in the pizza industry, and we are confident he will help us improve our operations team, as we have previously announced that we are focusing on store operations vs. new store development. We are also pleased to have added Kim V. ("Bo") Knapp to our board. Bo is one of the most successful franchisees in the Papa John's system, and he will add his operational success stories to the PJAM group."

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.